SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  ------------


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 4, 2004


                            Cox Communications, Inc.

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             (Exact name of registrant as specified in its charter)



   Delaware                          1-6590                    58-2112281
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(State or other                 (Commission File          (I.R.S. Employer
jurisdiction of                  Number)                    Identification No.)
incorporation)



              1400 Lake Hearn Drive
                 Atlanta, Georgia                         30319
          --------------------------------            ------------
     (Address of principal executive offices)          (Zip Code)



                                (404) 843-5000
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              (Registrant's telephone number, including area code)




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Item 5.  Other Events.

         On June 4, 2004, Cox entered into a new five-year credit agreement with a group of lenders pursuant to which such lenders agreed to provide Cox with up to $1.25 billion in borrowing capacity. This new credit facility supercedes and replaces Cox's 364-day and five-year credit facilities and includes terms substantially similar to the replaced credit agreements.

         On June 7, 2004, Cox redeemed all remaining outstanding Exchangeable Subordinated Debentures due 2029 (PRIZES) and all remaining outstanding 3% Exchangeable Subordinated Debentures due 2030 (Premium PHONES) for $14.7 million in the aggregate, which amount included accrued and unpaid interest payable with respect to the redeemed debentures. A copy of Cox's press release announcing the redemption price for the PRIZES and Premium PHONES is being filed as Exhibit
99.1 to this report. The PRIZES were listed on the New York Stock Exchange, and in connection with redemption, the PRIZES were de-listed from the Exchange and de-registered under the Securities Exchange Act of 1934.

Item 7.      Financial Statements and Exhibits

         (a) Not applicable.

         (b) Not applicable.

         (c) Exhibit:


                  99.1     Press Release dated May 28, 2004

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        COX COMMUNICATIONS, INC.



Date: June 8, 2004                      By: /s/ Jimmy W. Hayes
                                            ------------------
                                            Jimmy W. Hayes
                                            Executive Vice President, Finance
                                            and Chief Financial Officer

                                                                Exhibit 99.1


                                                     [COX COMMUNICATIONS LOGO]

NEWS
FOR IMMEDIATE RELEASE, MAY 28, 2004


        COX COMMUNICATIONS ANNOUNCES REDEMPTION PRICE FOR ALL REMAINING
                     OUTSTANDING PRIZES AND PREMIUM PHONES

ATLANTA - Cox Communications, Inc. (NYSE: COX) announced today the redemption price for all remaining outstanding Exchangeable Subordinated Debentures due 2029 (CUSIP No. 224044 503) ("PRIZES") and the redemption price for all remaining outstanding 3% Exchangeable Subordinated Debentures due 2030 (CUSIP No. 224044 AW7)("Premium PHONES"). Cox previously announced that it will redeem the PRIZES and Premium PHONES in accordance with the terms of the instruments governing such securities on Monday, June 7, 2004 (the "Redemption Date").

The PRIZES redemption price will be $88.50 for each of the 164,424 remaining outstanding PRIZES, or $14,551,524 in the aggregate for all remaining outstanding PRIZES, plus accrued and unpaid interest. This redemption price was calculated by determining the greater of the $88.50 principal amount and the average market value of the 1 share of Sprint common stock (NYSE: FON)("FON Stock") associated with each of the PRIZES. Over the past 20 business days, the average closing price of 1 share of FON Stock was $17.64.

The Premium PHONES redemption price will be $1,000 for each of the 107 remaining outstanding Premium PHONES, or $107,000 in the aggregate for all remaining outstanding Premium PHONES, plus accrued and unpaid interest.
This redemption price was calculated by determining the greater of the $1,000 principal amount and the average market value of the 8.14 shares of FON Stock associated with each of the PHONES. Over the past 20 business days, the average closing price of 1 share of FON Stock was $17.64, as noted above, and therefore, the average market value of 8.14 shares of FON Stock was $143.59.

The PRIZES are listed on the New York Stock Exchange under the symbol "PRI." The Premium PHONES are not listed on any stock exchange nor quoted on any automated dealer quotation system. The PRIZES are exchangeable for cash based on the market value of one (1) share of FON Stock, and holders may tender PRIZES for exchange at any time prior to Noon eastern time on the Redemption Date. In accordance with the supplemental indenture governing the Premium PHONES, the Premium PHONES are no longer exchangeable.

As of April 23, 2004, Sprint Corporation eliminated its PCS tracking stock by mandating the exchange of its PCS shares for shares of its FON common stock. Sprint also has announced a regular cash dividend payable to all record holders of its FON common stock as of June 9, 2004. Since the Sprint dividend record date is after the Redemption Date, the redemption price paid by Cox for the remaining outstanding PRIZES and Premium PHONES will not include any amounts attributable to the regular cash dividend declared on the Sprint FON common stock.


About Cox Communications

Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.7 million total customers, including 6.4 million basic cable subscribers. Cox is the nation's fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.